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                                                                 EXHIBIT 99.1

CONTACT:
Jerome Goldstein, CEO,
(617) 497-2070

FOR IMMEDIATE RELEASE

ADVANCED MAGNETICS, INC. AUTHORIZES REPURCHASE OF STOCK

CAMBRIDGE, MASSACHUSETTS, NOVEMBER 17, 2000 -- Advanced Magnetics, Inc. (AMEX:
AVM) today announced that its Board of Directors has authorized a plan under which the Company may repurchase, at prevailing market prices, up to 1,000,000 of its outstanding shares. The Company has approximately 6.75 million shares outstanding.

"We continue to believe that Advanced Magnetics' stock is a good investment given the status of our product development pipeline and our capital," stated Jerome Goldstein, Chief Executive Officer. "We believe the stock repurchase program could result in long term benefits for both the Company and our shareholders."

Advanced Magnetics, Inc. is a medical specialty company dedicated to the development and commercialization of pharmaceutical products for the diagnosis of cancer and other diseases. For more information, please visit the Company's web site at www.advancedmagnetics.com.

This document contains forward-looking statements. Any statements contained in this press release that do not describe historical facts are forward looking statements that involve risks and uncertainties. For example, Advanced Magnetics and its shareholders may not derive any benefit from the repurchase of shares, and it may not be a good investment, depending on market fluctuations, other needs for capital, the success of Advanced Magnetics' operating business, and other risks identified in Advanced Magnetics' Securities and Exchange Commission filings. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Advanced Magnetics disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

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